                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  June 30, 1998



                 JONES SPACELINK INCOME/GROWTH FUND 1-A, LTD.
                 --------------------------------------------
            (Exact name of registrant as specified in its charter)




       Colorado                0-16939                  84-1069504
       --------                -------                  ----------
(State of Organization)   (Commission File No.)       (IRS Employer
                                                    Identification No.)


P.O. Box 3309, Englewood, Colorado 80155-3309         (303) 792-3111
---------------------------------------------         --------------
(Address of principal executive office and Zip Code     (Registrant's
                                                       telephone no.
                                                    including area code)
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Item 2.  Disposition of Assets
         ---------------------

        On June 30, 1998, Jones Spacelink Income/Growth Fund 1-A, Ltd., a Colorado limited partnership (the "Partnership"), sold the cable television system serving the areas in and around the communities of Bluffton, Decatur, Monroe, Auburn, Butler, Uniondale, Waterloo, Poneto, Vera Cruz and Garrett and portions of the unincorporated areas of Wells, Allen, Noble, Adams and DeKalb Counties, all in the State of Illinois (the "Northeast Indiana System") to an unaffiliated party for a sales price of $23,500,000, subject to closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. The sale was approved by the holders of a majority of the limited partnership interests of the Partnership.

        From the proceeds of the Northeast Indiana System sale, the Partnership repaid all of its indebtedness of $7,604,790, including the $7,500,000 borrowed under its credit facility and capital lease obligations totaling $104,790 and deposited $1,000,000 into an indemnity escrow account. The remaining net sale proceeds of approximately $14,915,500 will be distributed in August 1998 to the Partnership's limited partners of record as of June 30, 1998. This distribution will represent approximately $291 for each $500 limited partnership interest or $582 for each $1,000 invested in the Partnership. Taking into account prior distributions to limited partners of the Partnership's operating cash flow and of the net proceeds from the sales of two Wisconsin cable television systems, the limited partners of the Partnership will have received a total return of $589 for each $500 limited partner interest, or $1,178 for each $1,000 invested in the Partnership.

        For a period of one year following June 30, 1998, $1,000,000 of the sale proceeds will remain in escrow as security for the Partnership's agreement to indemnify the buyer under the asset purchase agreement. The Partnership's primary exposure, if any, will relate to the representations and warranties made about the Northeast Indiana System in the asset purchase agreement. Any amounts remaining from this indemnity escrow and not claimed by the buyer at the end of the one-year period will be distributed to the limited partners of the Partnership at that time. If the entire $1,000,000 escrow amount is distributed to the limited partners, of which there can be no assurance, limited partners would receive an additional $19.50 for each $500 limited partnership interest, or $39 for each $1,000 invested in the Partnership, from the sale of the Northeast Indiana System. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed. Since the Northeast Indiana System represents the only asset of the Partnership, the Partnership will be liquidated and dissolved upon the final distribution of any amounts remaining from the indemnity escrow agreement.

Item 7.  Financial Statements and Exhibits
         ---------------------------------

       a.    Financial statements.
             Not applicable.

       b.    Pro forma financial statements.
             Unaudited pro forma financial information of Jones Spacelink Income/Growth Fund 1-A, Ltd. reflecting the disposition of the Northeast Indiana System is attached.

       c.    Exhibits.
             Asset Purchase Agreement dated December 17, 1997 between Triax Midwest Associates, L.P. and Jones Spacelink Income/Growth Fund 1-A, Ltd. is incorporated by reference from the Partnership's Annual Report on Form 10-K for fiscal year ended December 31, 1997.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   JONES SPACELINK INCOME/GROWTH
                                   FUND, LTD.

                                   By:   Jones Intercable, Inc.,
                                         its general partner


Dated: July 13, 1998               By:   /s/ Elizabeth M. Steele
                                         -----------------------
                                         Elizabeth M. Steele
                                         Vice President and Secretary



(36948)

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                 JONES SPACELINK INCOME/GROWTH FUND 1-A, LTD.




          As a result of the sale of the cable television system serving subscribers in and around the communities of Bluffton, Decatur, Monroe, Auburn, Butler, Uniondale, Waterloo, Poneto, Vera Cruz and Garrett, and portions of the unincorporated areas of Wells, Allen, Noble, Adams and DeKalb Counties, all in the State of Indiana (the "Northeast Indiana Systems"), the only remaining asset of Jones Spacelink Income/Growth Fund 1-A, Ltd. (the "Partnership") is $1,000,000 held in escrow until June 30, 1999, as security for the Partnership's agreement to indemnify the buyer under the asset purchase agreement. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed. Since the Northeast Indiana Systems represent the only asset of the Partnership, the Partnership will be liquidated and dissolved upon the final distribution of any amounts remaining from the indemnity escrow account. Accordingly, unaudited pro forma financial information is not presented.